Exhibit 99.1

May 31, 2018

Carriage Services Announces Closing of Senior Notes Offering and Entry into Senior Secured Revolving Credit Facility

HOUSTON, Texas – (PRNewswire) – Carriage Services, Inc. (NYSE: CSV) (“Carriage Services” or the “Company”) today announced that it closed its private offering of $325 million aggregate principal amount of 6.625% senior notes due 2026 (the “notes”).

The Company used a portion of the net proceeds from the sale of the notes to repay its existing indebtedness under its former secured credit facility. The Company intends to use the remainder of the net proceeds for general corporate purposes, including acquisitions.

The notes are unsecured, senior obligations of the Company, and interest is payable semi-annually in arrears. The notes are fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally by each of the Company’s subsidiaries that is a borrower, or guarantees indebtedness, under the Company’s new credit facility.

In connection with the closing of the notes offering, the Company also entered into a new senior secured revolving credit facility with commitments of $150 million in order to provide ongoing working capital and for general corporate purposes. The new facility is undrawn at closing and has $148 million of availability after giving effect to the $2.0 million of letters of credit outstanding.

The notes were offered in a private offering only to persons who are reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Act”). Neither the notes nor the related guarantees have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Carriage Services

Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 178 funeral homes in 29 states and 32 cemeteries in 11 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Annual Report on Form 10-K, and other information about the Company and news releases, are available at http://www.carriageservices.com.

Source: Carriage Services, Inc.

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